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                                                                    Exhibit 23.3

                        Consent of Independent Auditors

The Board of Directors
eFusion, Inc.:

   We consent to the use of our report dated March 31, 2000 included in the Registration Statement of Form S-4 on or about August 21, 2000 of ITXC Corp. relating to the balance sheets of eFusion, Inc. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1999 and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                          /s/ KPMG LLP

Portland Oregon
August 21, 2000